Exhibit 99.1

Thursday, August 25, 2011

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer
860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. RECEIVES $16.0 MILLION OF CAPITAL FROM SMALL BUSINESS LENDING FUND AND REPAYS $8.8 MILLION OF CAPITAL FROM TARP

Lakeville, Connecticut, August 25, 2011 /PR Newswire…..Salisbury Bancorp, Inc. (“Salisbury”), NYSE Amex Equities: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), today announced that it has sold to the U.S. Secretary of the Treasury $16,000,000 of its Series B Preferred Stock under the Small Business Lending Fund (the “SBLF”) program.  The SBLF program is a $30 billion fund established under the Small Business Jobs Act of 2010 to encourage lending to small businesses by providing Tier 1 capital to qualified community banks with assets of less than $10 billion.

Simultaneously with the receipt of the SBLF capital, Salisbury repurchased for $8,816,000 all of its Series A Preferred Stock sold to the Treasury in 2009 under the Capital Purchase Program, a part of the Troubled Asset Relief Program of the Emergency Economic Stabilization Act of 2008, and made a payment for accrued dividends.  The transaction resulted in net capital proceeds to Salisbury of $7,184,000, of which Salisbury invested $6,465,600, or 90%, in the Bank as Tier 1 Capital.

In addition to the full repayment of the CPP investment, during the period the investment was outstanding Salisbury paid $1,079,960 in preferred stock dividends to the Treasury.  Also, the Treasury continues to hold a warrant to purchase 57,671 shares of Salisbury’s common stock at a price of $22.93.  Salisbury is currently preparing a proposal to the Treasury to initiate the process for its potential repurchase of the warrant.

Richard J. Cantele, Jr., President and Chief Executive Officer, stated, “Salisbury has been selected among healthy financial institutions to participate in this important program.  We are pleased to have completed the SBLF capital infusion in support of our small business lending operations and to have repaid the CPP investment.  We believe our participation in the SBLF program is a great opportunity for Salisbury.  It strengthens our already strong balance sheet and capital levels, which enhances our ability to meet the credit needs of the small business community in our various markets and promote economic growth.”

The Series B Preferred Stock pays noncumulative dividends.  The dividend rate on the Series B Preferred Stock for the initial quarterly dividend period ending September 30, 2011 and each of the next nine quarterly dividend periods the Series B Preferred Stock is outstanding is determined each quarter based on the increase in the Bank’s Qualified Small Business Lending.  The Bank has already increased its Qualified Small Business Lending such that the dividend rate in the initial quarterly dividend period ending September 30, 2011 is 2.45100% and in the quarterly dividend period ending December 31, 2011 will be 1.55925%.  For the tenth quarterly dividend period through four and one-half years after its issuance, the dividend rate on the Series B Preferred Stock will be fixed at the rate in effect at the end of the ninth quarterly dividend period and after four and one-half years from its issuance the dividend rate will be fixed at 9 percent per annum.  The Series B Preferred Stock is non-voting, other than voting rights on matters that could adversely affect the Series B Preferred Stock.  The Series B Preferred Stock is redeemable at any time at one hundred percent of the issue price plus any accrued and unpaid dividends.

The terms and conditions of the transaction conform to those established by the Treasury and further details may be found at the Treasury’s website at http://treas.gov/sblf.

More details regarding the transactions described above may be found in Salisbury’s Current Report on Form 8-K filed on August 25, 2011 with the United States Securities and Exchange Commission at www.sec.gov or www.salisburybank.com under Shareholder Relations.

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company; a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon,

Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains and Millerton, New York.  The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management.  Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made.  Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.